Exhibit 10.28

Note: Material has been omitted from this License Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed dagger (“[†]”).

LICENSE AGREEMENT

SESAME STREET

This agreement (“Agreement”) is made by and between SESAME WORKSHOP and BUSCH ENTERTAINMENT CORPORATION (“Licensee”) and shall be effective when signed by both parties. Sesame Workshop is a not-for-profit organization incorporated under the New York State Education Law with its principal office located at One Lincoln Plaza, New York, New York 10023. Licensee is a Delaware corporation with its principal office located at 231 South Bemiston Avenue, Suite 600, Clayton, Missouri 63105-1914. In consideration for the mutual obligations described below, Sesame Workshop and Licensee hereby agree to the following.

Sesame Workshop is the creator and producer of the television series Sesame Street in the United States (“Sesame Street”). In pursuance of its educational purposes, Sesame Workshop desires to grant Licensee rights to the “Licensed Elements” (as hereafter defined) and Licensee desires to utilize such rights as set forth in this Agreement.

I. GRANT OF RIGHTS

1.01—License. Subject to all the terms and conditions of this Agreement, Sesame Workshop hereby grants Licensee the following nontransferable rights during the Term with respect to the Licensed Elements, in their final approved form, for use at the following theme parks owned by Licensee (or a subsidiary or affiliated entity of Licensee): (i) SeaWorld San Diego, located in San Diego, California, (ii) SeaWorld San Antonio, located in San Antonio, Texas, (iii) Busch Gardens Tampa, located in Tampa Bay, Florida, (iii) Busch Gardens Williamsburg, located in Williamsburg, Virginia, and (v) SeaWorld Orlando, located in Orlando, Florida (each, a “Park” and collectively, the “Parks”):

(a) the right to use the Licensed Elements to design, build (or re-theme), install, and operate a Sesame Street themed attraction within each Park, as determined by Licensee but subject to the Minimum Attraction Criteria and in accordance with the terms of this Agreement (“Attraction”). The Minimum Attraction Criteria is defined in Paragraph 2 of this Agreement.

(b) the right to perform within each Park (any Live Presentations outside the Park require the prior written approval of Sesame Workshop) (i) character appearances using the Sesame Street Muppets as costumed characters and (ii) shows with the Sesame Street Muppets as costumed characters, and (iii) to use the Licensed Elements in association with such character appearances and shows (collectively, “Live Presentations”). Examples of the foregoing include parades, character appearances at Park events (e.g., character dining opportunities, photo opportunities), and such shows that incorporate the Licensed Elements as approved by Sesame Workshop including shows that are approved on a year-by-year basis (subject to any mutually agreed upon provisions that apply to particular shows).

(c) the right to make additional uses of the Licensed Elements within the Parks as mutually agreed; and

(d) the right to use the Licensed Elements in all forms of marketing, advertising and promotions for each of the Parks, subject to Sesame Workshop’s prior written approval of the particular use, such approval not to be unreasonably withheld or delayed.

1.02—Licensed Products. Subject to all the terms and conditions of this Agreement and provided that Sesame Workshop has given its prior written approval of the specific product items (including giveaways if any) in accordance with the terms of paragraph 6, Sesame Workshop hereby grants Licensee the following nontransferable rights during the Term:

(a) the right to (i) develop and manufacture or have developed and manufactured new products that utilize the Licensed Elements (“Developed Licensed Products”), or (ii) purchase products that utilize the Licensed Elements from third parties (“Acquired Licensed Products”) (collectively, these products — which include their associated packaging—will be referred to as “Licensed Products”);

(b) the right to market, promote, advertise, distribute and sell the Licensed Products within each of the Parks, at other theme parks owned or operated by Licensee (or a subsidiary or affiliated entity thereof) within the Territory (“Other Parks”), and through online stores on the Parks’ and Other Parks’ websites, if any (collectively, the “Authorized Sales Areas”); and

(c) the right to contract with third party vendors (“Licensee’s Vendors”) to promote, distribute and sell within the Authorized Sales Areas the Licensed Products, subject to Sesame Workshop’s prior written approval of Licensee’s Vendors and the specific rights to be granted to Licensee’s Vendors, such approval not to be unreasonably withheld or delayed.

The parties agree that any Developed Licensed Products and/or any proprietary technology developed at the cost of Licensee in connection with Developed Licensed Products may not be used by any third party without Licensee’s prior written approval in each instance, not to be unreasonably withheld or delayed. Licensee acknowledges that third parties may distribute products that are similar to such Developed Licensed Products so long as such products are independently developed by or on behalf of such third party.

Except as specified herein, Licensee shall not have any rights to use the Licensed Elements for premiums or promotional items unless Sesame Workshop gives its prior written approval, such approval not to be unreasonably withheld or delayed.

1.03—Licensed Elements. “Licensed Elements” means the representations (whether in two or three dimensional form and including animated and mechanical representations) and names of the Sesame Street Muppets and other characters listed in Exhibit A (Kermit the Frog is not included), the name and logo of the Attraction within each Park (once the parties agree upon such name and logo), the Sesame Place name and logo as agreed by the parties, and the Sesame Workshop name and logo to the extent approved by Sesame Workshop for use, [†], in packaging and marketing materials. “Licensed Elements” also includes the following: (i) any new Sesame Street characters shown on Sesame Street and owned in whole or in part by Sesame Workshop; (ii) any New Show Characters (as defined in subparagraph 1.12) with respect to which Licensee has exercised its right of first negotiation as provided in subparagraph 1.12; (iii) any characters featured on the television series “Electric

Company” which was originally broadcast on television from 1971 to 1977; and (iv) any additional Sesame Street intellectual property as may be licensed to Licensee from time to time hereunder.

1.04—Production of Live Presentations. (a) Licensee, at its expense, shall be responsible for producing, staffing, maintaining, and presenting the Live Presentations (in accordance with the terms of this Agreement including Sesame Workshop’s approval rights as set forth in paragraph 6 hereof) and shall be responsible for all associated costs including all production costs (and any overages) and all costs (where applicable) for hiring the producer, director, writers, performers (including Muppet performers) and other talent, and clearing all necessary third party rights (e.g., unions, music publishers, public performance rights, etc.).

(b) Sesame Workshop will be informed in the early pre-production stages of any Live Presentation and be given the opportunity to provide its feedback on the applicable production team and show concept. Sesame Workshop will be forwarded production updates and script drafts during the pre-production and production processes of the Live Presentation. Sesame Workshop will have prior written approval over each Live Presentation before it is opened to the public, such approval not to be unreasonably withheld or delayed. Such approval rights shall include approval over all creative elements including (if applicable) the treatment, storyboards, script (first draft, second draft, final draft, polish), educational content, set designs, music and costumes. Such approval rights also include approval over all Sesame Street Muppet talent, including voice talent, for the Live Presentations. Sesame Workshop’s approval rights also extend to the production quality, artistic values, technical workmanship and overall content and quality of the Live Presentation. Sesame Workshop and Licensee will mutually agree on the timeline and the particular items for delivery to Sesame Workshop for its review and approval. Any on-site visits deemed necessary by Sesame Workshop in connection with its review and approval of any and all Live Presentations shall be at Sesame Workshop’s sole cost and expense.

(c) The parties acknowledge that VEE Corporation is Sesame Workshop’s preferred producer of Sesame Street Live Presentations and provider of costumes incorporating the Licensed Elements. The parties further acknowledge that Licensee is not obligated in any way under this Agreement to engage VEE Corporation as the producer of any Live Presentation or provider of any costumes.

(d) The parties agree that any shows developed hereunder at the cost of Licensee may not be used by any third party without Licensee’s prior written approval in each instance, not to be unreasonably withheld or delayed, and for remuneration reasonably requested by Licensee.

1.05—Music. Other than with respect to the Film described in subparagraph 2.03 hereof, in regard to music to be used in the Parks that utilize the Licensed Elements (whether owned or controlled by Sesame Workshop or a third party) (“Music”), Licensee shall be responsible for obtaining all such Music, clearing all necessary third party rights, and paying all associated third party costs (including copyright fees, music publishing fees, public performance fees, etc.) for such use including any Music used in the Live Presentations (as described in subparagraph 1.04), on loudspeakers or as background in any areas of any of the Parks.

1.06—Video. Other than with respect to the Film described in subparagraph 2.03 hereof, in regard to video to be used in the Parks that utilize the Licensed Elements (whether owned or controlled by Sesame Workshop or a third party) (“Video”), Licensee shall be responsible for obtaining all such Video and clearing all necessary third party rights, and paying all associated third party costs including any payments due to writers, directors, musicians, and actors appearing in such Video. Licensee’s obligations with respect to any Music included in such Video are covered in subparagraph 1.05.

1.07—Artwork. With respect to artwork (including drawings, sketches, graphics, photographs, and prints) bearing the Licensed Elements (“Artwork”) that Licensee will include in the Licensed Products or Attractions or in marketing, advertising and promotional materials (“Marketing Materials”), Sesame Workshop will either furnish the Artwork to Licensee or authorize Licensee to create the Artwork. With respect to Artwork furnished by Sesame Workshop, Licensee shall pay Sesame Workshop’s costs as mutually agreed, including costs to create the Artwork and any payments to third parties (e.g., reuse payments to an artist for preexisting Artwork). In some instances, upon written request by Sesame Workshop, Licensee will make such payments directly to the third party instead of to Sesame Workshop. With respect to Artwork that Licensee will create, Licensee will create the Artwork by itself or subject to Sesame Workshop’s written approval (not to be unreasonably withheld or delayed), retain a third party to create it. Licensee shall be responsible for contracting with the artists and obtaining all necessary third party rights for the use of such Artwork in connection with the Licensed Products, and paying all associated third party costs. Upon request by Sesame Workshop, Licensee will provide to Sesame Workshop (or its designee) duplicates of Artwork created by Licensee for Sesame Workshop’s internal use only unless otherwise agreed in writing by Licensee and Sesame Workshop. Licensee will be reimbursed for all duplication costs.

1.08—Creative Materials. With respect to all work product associated with the Live Presentations such as scripts, treatments, drafts, music, lyrics, costume, designs, characters, etc. (“Live Presentation Materials”), Music, Artwork, and any other materials that the parties agree may be used by Licensee under this Agreement, Licensee shall be responsible for entering into agreements with the appropriate third parties on terms that are consistent with the terms of this Agreement, including Sesame Workshop’s ownership rights under subparagraph 8.01, and paying all associated third party costs. Licensee will provide Sesame Workshop with a copy of such agreements before they are signed as well as an executed copy after they are signed. Licensee may not use such Live Presentation Materials, Music, Artwork and such other materials in any way other than as expressly permitted under this Agreement. Licensee shall maintain all costumes and show props used by Licensee that are provided by Sesame Workshop in good condition, ordinary wear and tear excepted, and deliver them to Sesame Workshop, at no charge to Sesame Workshop, promptly after the termination of this Agreement.

1.09—Maintenance and Improvement. Throughout the Term of this Agreement, Licensee shall maintain the Attractions at the Parks, including the Live Presentations and all uses of the Licensed Elements, as first-class attractions for families. The parties agree to discuss in good faith when improvements to the Attractions may be necessary to maintain consistency with changes in the Sesame Street brand and television series; provided, however, Licensee shall determine in its sole discretion whether to make any improvements to any of the Attractions.

1.10—[†].

1.11—Other Attractions. During the Term, provided Licensee is not in breach of its obligations hereunder beyond any applicable cure period, Sesame Workshop shall grant to Licensee the right to create other Sesame Street themed attractions in Licensee owned or controlled theme parks other than the Parks in the Territory, and to create attractions in the Parks and other Licensee owned or controlled theme parks utilizing the Licensed Elements. In the event Licensee determines to create another attraction in another Licensee owned or controlled theme park other than the Parks or Sesame Place in Langhorne, Pennsylvania (“Sesame Place”), such attraction will be included within the meaning of Attraction hereunder and all of the terms of this Agreement shall apply to such attraction; provided, however, the parties shall negotiate the minimum attraction criteria and the amount of the Annual License Fee to be applicable to such attraction. In the event Licensee desires to open and/or operate a theme park based entirely on the Licensed Elements (other than Sesame Place), such matter will be subject to a separate negotiation and agreement between the parties. For the purposes of this Agreement, the wildlife preserve and historic site commonly known as Grant’s Farm located in St. Louis, Missouri shall be deemed to be a theme park controlled by Licensee.

1.12 — Right of First Negotiation. The parties acknowledge that any Sesame Street characters previously, now or hereafter regularly featured on Sesame Street and owned by Sesame Workshop shall be included in the Licensed Elements. Sesame Workshop hereby grants to Licensee a right of first negotiation to utilize as part of the Licensed Elements hereunder characters (“New Show Characters”) from television series other than Sesame Street (“New Show(s)”) that are owned by Sesame Workshop. Sesame Workshop will notify Licensee of the initial broadcast on television of each New Show, and Licensee shall have a period of eighteen (18) months from the date of such initial broadcast to determine whether it desires to utilize the New Show Characters appearing in such New Show as part of the Licensed Elements. In the event Licensee does desire to use such New Characters, the parties shall negotiate in good faith the amount of the licensee fee applicable to such New Show Character(s) to be paid by Licensee hereunder. Sesame Workshop shall not offer the rights to such New Show Characters to any third party during such eighteen (18) month period, Thereafter, Sesame Workshop shall be free to offer the rights to such New Show Characters to any third party without further obligation to Licensee. Notwithstanding the foregoing, the parties acknowledge that Sesame Workshop may have difficulty securing financing for the production of a New Show if Sesame Workshop cannot grant theme parks to a potential financing partner. In such event, Licensee will consider in good faith waiving its first negotiation rights with respect to such New Show, provided, however, Licensee shall not be obligated to waive its rights. Attached hereto and made a part hereof as Exhibit B is: (i) a list of television series which are already being broadcast as of the date hereof and for which, Licensee shall have a period of eighteen (18) months from the date of this Agreement to exercise its first negotiation rights with respect to the characters on such shows and (ii) a list of television properties to which Licensee’s first negotiation rights shall not apply because such shows were in development prior to the date of this Agreement, provided, however, in the event Sesame Workshop is able to secure theme park rights for such shows, such shows shall be considered New Shows and the characters appearing in such New Shows shall be considered New Show Characters for the purposes of this subparagraph and Licensee shall have a right of first negotiation with respect to such New Show(s) and such New Show Characters as set forth herein.

1.13—Reservation of Rights. Except as stated in subparagraphs 1.02(b) and 5,02 and except for the limited marketing and promotional rights expressly provided in this Agreement, Licensee acknowledges specifically that it shall not have any rights to the Licensed Elements outside of any of the Parks (other than Sesame Place). Except for the rights expressly granted to Licensee under this Agreement or specifically restricted under this Agreement, Sesame Workshop reserves all rights not granted to Licensee or specifically restricted hereunder and shall be free to exercise such rights at any time without any obligation to Licensee.

2. LICENSEE COMMITMENTS.

2.01—Minimum Attraction Criteria. Licensee agrees to design, build (or re-theme), install and operate Attractions in each of the San Diego Park, San Antonio Park, Williamsburg Park and Tampa Bay Park. Licensee shall determine the scope of each Attraction, but each must meet the Minimum Attraction Criteria set forth herein unless otherwise mutually agreed to in writing. The Minimum Attraction Criteria shall require Licensee to (i) create each Attraction with a capacity to provide a minimum of at least forty-five to sixty minutes of entertainment and activity for the Parks’ guests; provided, however, only one component from Level 3 shall contribute to the required total forty-five to sixty minutes of entertainment and activity, and (ii) select for each Park at least one component from each of the following levels with a minimum of six total components.

Level 1	Level 2	Level 3
Multiple Flat Rides Discovery (Education) Zone Dark Ride Kid-simulator Ride	Interactive Dry Play Area Interactive Water Play Area Parade Tidal Touch Pools Petting Zoo Bird Feeding Aviary	Live Character Shows Puppet Show 4-D Film Themed Aquariums Character Dining

Licensee hereby agrees to open an Attraction at each of the San Diego Park, San Antonio Park, Tampa Bay Park and Williamsburg Park, with one Attraction to open per year, beginning in 2008 and ending in 2011, in the order determined by Licensee. All Attractions must be opened by no later than December 31, 2011.

2.02—Retail Space. Licensee hereby agrees that each Park will contain dedicated space (each space, a “Retail Space”) adjacent to its Attraction where it will sell Licensed Products. Licensee shall be permitted to sell other products (“Other Products”) in the Retail Space, provided there are no Licensed Products in the same category as the Other Products, the Other Products are not branded with third party characters which are competitive with the Sesame Street characters (excluding all merchandise branded with Licensee’s intellectual property, including but not limited to, Shamu the Whale), and the Licensed Products constitute at least fifty percent (50%) of all products sold in the Retail Space. The parties shall discuss in good faith the location and size of each Retail Space; provided, however, the determination of the location and size of each Retail Space shall be in Licensee’s sole discretion.

2.03—Film. Universal Studios Recreation Group and Universal Studios Japan (“USJ”) own the rights to the Sesame Street film known as Sesame Street 4D Movie Magic (the “Film”). Sesame Workshop has obtained exhibition rights to the Film from USJ. Sesame Workshop hereby licenses to Licensee the rights to exhibit the Film at the Parks (including Sesame Place) and any other theme parks owned or controlled by Licensee added hereunder pursuant to the terms of subparagraph 1.11 in accordance with the following terms:

(a) Any Park (including Sesame Place) choosing to exhibit the Film shall pay a fee in the amount of [†] per year (the “Annual Film Royalty”) for a minimum of three (3) years, payable no later than December 31 of each calendar year beginning with the first calendar year such Park chooses to exhibit the Film. At the end of such three (3) year period, each such Park shall have the right (but not the obligation) to continue to exhibit the Film for subsequent periods of three (3) years each and payment of the Annual Film Royalty.

(b) Regardless of the number of Parks that choose to exhibit the Film during calendar year 2008, Licensee shall pay a minimum fee (the “2008 Minimum Annual Film Royalty”) to Sesame Workshop of [†], payable on or before December 31, 2008. Regardless of the number of Parks that choose to exhibit the Film during the time period beginning on January 1, 2009 and ending on

December 31, 2013, Licensee shall pay a minimum annual fee (the “Minimum Annual Film Royalty”) to USJ of [†] per year, payable on or before December 31 of each calendar year during such period. In the event Licensee makes either the 2008 Minimum Annual Film Royalty payment in 2008 or a Minimum Annual Film Royalty payment in any year which exceeds the amount of any Annual Film Royalty payment(s) owed by Licensee for a Park that has chosen to exhibit the Film, such overpayment shall be credited against any future Annual Film Royalty payments owed by Licensee through December 31, 2013.

(c) The total fee payable by Licensee to Sesame Workshop for the period beginning on January 1, 2008 and ending on December 31, 2013, regardless of the number of Parks that choose to exhibit the Film and the number of years such Park chooses to exhibit the Film during such period, shall be at least [†] (the “Minimum Total Film Royalty”), payable no later than December 31, 2013. Such Minimum Total Film Royalty shall be due and payable regardless of whether: (i) this Agreement has been terminated for any reason, or (ii) Licensee has or may have any claims, counterclaims, offsets or defenses against Sesame Workshop.

(d) The parties acknowledge that Licensee may satisfy the Minimum Annual Film Royalty and the Minimum Total Film Royalty requirements from any number of Parks, including Sesame Place.

(e) Sesame Workshop shall obtain all third party clearances and approvals necessary in connection with Licensee’s exhibition of the Film at the Parks (including Sesame Place) during the Term as permitted hereunder and shall furnish copies thereof to Licensee upon request. Sesame Workshop shall be responsible for paying for all such third party and music clearance and approval costs and Licensee shall reimburse Sesame Workshop for such costs up to [†]. Sesame Workshop will provide (or cause USJ to provide) Licensee with all materials necessary for exhibition of the Film, including but not limited to, any masters, prints, publicity materials and any other materials. Licensee shall be responsible for paying all actual, direct costs incurred by Sesame Workshop or USJ, as the case may be, in connection with delivering the Film materials to Licensee and the Parks. Licensee shall, at its sole cost and expense, be responsible for duplicating the Film materials; however, Licensee may request Sesame Workshop duplicate the Film materials provided such duplication is at Licensee’s sole cost and expense. Licensee shall return all such Film materials to Sesame Workshop upon the expiration of the exhibition rights herein granted, which, provided Licensee is not in breach of its obligations under this subparagraph 2.03, shall be as of the end date of the Term.

(f) Under no circumstances will Licensee claim that Licensee was in any way involved in the conception, design or production of the Film. Without Sesame Workshop’s prior written approval, Licensee shall not, nor shall it permit any Park to, (i) base any Developed Licensed Product on the Film, (ii) edit, re-record, add, or delete any material, dialogue or music to or from the Film, including but not limited to, delete any credit or copyright notice in connection with the Film, or (iii) change the name or logo of the Film,

(g) The parties agree to execute such documents as may be necessary in order to effectuate the license of the exhibition rights to the Film hereunder, provided the terms of such documents are consistent with this subparagraph 2.03 and any other terms of such documents are acceptable to Licensee in its sole discretion.

2.04—Orlando Park Commitment. With respect to Licensee’s theme park in Orlando, Florida known as SeaWorld Orlando (the “Orlando Park”), Sesame Workshop hereby grants to Licensee the rights to utilize the Licensed Elements in connection with a minimum of one (1) and a maximum of three (3) Live Presentations within the Orlando Park per year, and in connection with the marketing, advertising and promotions of the Live Presentations at the Orlando Park as provided herein. Licensee hereby agrees that it will pay [†] per year (the “Orlando Park Live Presentation Fee”) for a minimum of three (3) years payable on January 1 of each calendar year starting with January 1, 2007. Licensee and Sesame Workshop agree that Licensee may utilize the Licensed Elements in connection with more than three (3) Live Presentations at the Orlando Park, at Licensee’s discretion; provided, however, Licensee shall pay an additional fee in the amount of [†] (the “Orlando Park Additional Live Presentation Fee”) for each additional Live Presentation Licensee conducts at the Orlando Park over three (3) per year utilizing the Licensed Elements. Notwithstanding anything to the contrary in this Agreement, each Live Presentation show engagement shall be for such period of time as Licensee shall determine, not to exceed twelve (12) weeks, and Licensee shall not be required to pay the Orlando Park Additional Live Presentation Fee for each presentation of a show that is part of a show engagement nor shall more than one presentation of a particular show that is part of a show engagement count towards Licensee’s minimum obligation under this subparagraph 2.04. In the event Licensee opens an Attraction at the Orlando Park, Licensee shall pay the Annual License Fee indicated in subparagraph 4.01(a) and shall no longer be obligated to pay the Orlando Park Live Presentation Fee or the Orlando Park Additional Live Presentation Fee.

2.05—Ratings Data. At least four times per year, simultaneous with its delivery of royalty statements as described in subparagraph 4.03(a) below, Licensee shall deliver to Sesame Workshop such guest ratings surveys, guest penetration data and other applicable information it has compiled with respect to the Attractions as compared with all non-Sesame Street elements in each of the Parks (“Ratings Data”). Notwithstanding the foregoing, Sesame Workshop acknowledges that not all of the Parks operate on a year-round basis and therefore agrees that for such Parks, Licensee shall not be obligated to deliver Ratings Data for such Attractions in such Parks for the calendar quarters such Parks are not open.

2.06—Liquidated Damages. In the event Licensee fails to open one Attraction per Park (except for the Orlando Park) per year beginning in 2008 in accordance with the Minimum Attraction Criteria, then Licensee shall (i) pay to Sesame Workshop an amount equal to the lowest Annual License Fee attributable to the Parks that have not opened an Attraction for each year Licensee fails to open an Attraction, up to a maximum of five (5) years; and (ii) lose the first negotiation rights as set forth in subparagraph 1.12, All liquidated damages payments shall be due and payable as of January 1 of the year following the year in which Licensee failed to open an Attraction. [†]. The foregoing payment for any such Attraction default shall constitute a liquidated damages payment (and not a penalty) and the parties acknowledge and agree that such damages would be impossible or impractical to determine and that such liquidated damages payment, [†], shall constitute Sesame Workshop’s sole and exclusive remedies in the event of such Attraction default.

3. TERM . TERRITORY. TERMINATION.

3.01—Term. The “Term” shall begin on August 24, 2006 and end on December 31, 2021 unless sooner terminated pursuant to the provisions of this Agreement.

3.02—Territory. The “Territory” means the United States, its territories and possessions.

3.03—Termination. Beginning on the date that is three (3) years after the date of the opening of an Attraction in each Park, Licensee shall have the right to close or re-theme such Attraction upon one hundred and eighty (180) days prior written notice to Sesame Workshop based on poor guest penetration and attraction ratings surveys where the Attraction’s cumulative ratings from Licensee’s guests for the preceding two (2) years average in the bottom quartile. In such event Licensee may request that Sesame Workshop approve whether Licensee can maintain its use of the Licensed Elements and/or the Licensed Products at such Park despite its closing of the Attraction. In the event Licensee does close an Attraction and Sesame Workshop elects not to allow Licensee to continue utilizing the Licensed Elements and distributing the Licensed Products at the Park, then Licensee shall no longer be obligated to pay the Annual License Fee with regard to the applicable Park and i) Licensee shall lose its first negotiation lights set forth in subparagraph 1.12 with respect to such Park; and (ii) [†]. In the event Licensee does close an Attraction and Sesame Workshop elects to allow Licensee to continue utilizing the Licensed Elements and distributing the Licensed Products at the Park, then (i) the parties will negotiate an annual license fee for such Park; (ii) Licensee shall lose its first negotiation rights set forth in subparagraph 1.12 with respect to such Park; [†]. In the event Licensee closes an Attraction pursuant to the terms of this subparagraph 3.03, the parties agree that the liquidated damages provision of subparagraph 2.06 will not apply.

4. FINANCIALS

4.01—Payments. In consideration for the rights granted to Licensee under this Agreement, Licensee shall pay Sesame Workshop the annual license fees and royalties as described below.

(a) Annual License Fees. Commencing on January 1 of the calendar year of an Attraction’s scheduled opening at the Park listed below and continuing throughout each year of the Term, Licensee guarantees that it will pay Sesame Workshop the following Annual License Fees per Park:

Park	Amount (each calendar year)
Orlando	[†]*
San Diego	[†]
San Antonio	[†]
Williamsburg	[†]
Tampa Bay	[†]

*	The Annual License Fee for the Orlando Park only becomes applicable in the event Licensee opens an Attraction in the Orlando Park. If Licensee does not open an Attraction in the Orlando Park, the fees set forth in subparagraph 2.04 apply.

(b) Royalties. In addition to the Annual License Fees payable to Sesame Workshop hereunder, during each calendar year of the Term, Licensee will pay Sesame Workshop [†] of Licensee’s Gross Receipts earned in connection with sales of the Licensed Products, all food and beverage items utilizing the Licensed Elements, and any events utilizing the Licensed Elements including but not limited to any Live Presentations for which a separate fee other than the general admission fee to the Park is charged. As used herein, “Gross Receipts” means all receipts in connection with the foregoing, less any sales, use, excise, amusement, or other taxes (excepting any income tax) collected or imposed by any local, state, and/or federal taxing authority, any refund credit or allowance given to any customer, any employee discount, and any amounts paid to any Park independent concessionaires or licensees. Gross Receipts shall not include revenue from an institutional sponsor to the extent such revenue (in the aggregate for each sponsored asset) is less that the capital cost to Licensee for such sponsored asset.

4.02—Royalty Payments. (a) “Accounting Period” means calendar quarters. No later than thirty (30) calendar days after the end of any Accounting Period in which Licensee owes Sesame Workshop royalties, Licensee shall pay Sesame Workshop all such royalties owed. Such payments are in addition to the Annual License Fees described in subparagraph 4.01(a). No royalty payments may be credited against any Annual License Fees.

(b) All payments to Sesame Workshop under this Agreement shall be in U.S. dollars. In connection with payments due to Sesame Workshop under this Agreement, Licensee shall be solely responsible for and shall pay all taxes and withholdings of any kind. However, Sesame Workshop shall be solely responsible for taxes (if any) based on Sesame Workshop’s income. Sesame Workshop represents that it is a nonprofit educational 501(c)(3) organization with charitable, tax-exempt status and therefore exempt from income tax withholding requirements and agrees that it will promptly complete and deliver to BEC all paperwork reasonably requested by BEC (including, but not limited to, California Form 590) in order for BEC to be able to rely on such exemption.

(c) All payments to Sesame Workshop under this Agreement shall be made (i) by check payable to Sesame Workshop and drawn on a bank that is a member of the United States Clearinghouse Association or (ii) by wire transfer in immediately available funds in accordance with wire transfer instructions furnished in writing from time to time during the Term to Licensee or (iii) by such other reasonable method as Sesame Workshop shall advise Licensee in writing.

4.03—(a) No later than thirty (30) calendar days after the end of each Accounting Period during the Term, Licensee shall deliver to Sesame Workshop a complete and accurate royalty statement for each Park with respect to revenues generated for that Park during the applicable Accounting Period, in electronic format as well as paper copies. Licensee shall furnish such royalty statements even if no royalty payments are due for an Accounting Period. Licensee will use the royalty template in Exhibit C as the format for royalty statements.

(b) Each royalty statement shall be substantially in the form set forth as Exhibit C.

(c) Within fifteen (15) calendar days after the end of each month of the Term, Licensee shall furnish to Sesame Workshop a written estimate of its revenues for such month including sales of Licensed Products in both unit and monetary amounts.

(d) Licensee will provide Sesame Workshop with revenue forecasts upon request, but no more than four (4) times per calendar year during the Term.

4.04—Audits. (a) During the Term and for a period of at least thirty-six (36) months thereafter, Licensee shall maintain complete and accurate books and records relating to the financial terms of this Agreement, including computation of Sesame Workshop’s royalties. Sesame Workshop or its designated representative shall have the right, during the Term and for thirty-six (36) months thereafter (but not more frequently than once a year), at Sesame Workshop’s sole cost and expense, to examine and audit such books of account and records related to the financial terms of this Agreement. Such examination shall be made in a reasonable manner by prior appointment with one week’s notice during normal business hours and at the location where such books of account and associated documents are maintained. Licensee shall reasonably cooperate with Sesame Workshop in facilitating such examination.

(b) During the Term and for a period of at least twenty-four (24) months thereafter, Sesame Workshop shall maintain such books and records (collectively, “Records”) as are necessary to substantiate that all invoices and other charges submitted to Licensee for payment hereunder were valid and proper, and no payments have been made, directly or indirectly, by or on behalf of Sesame Workshop to or for the benefit of any employee or agent of Licensee who may reasonably be expected to influence Licensee’s decision to enter into this Agreement, or the amount to be paid by Licensee pursuant hereto. (As used herein, “payment” shall include money, property, services and all other forms of consideration.) Licensee and/or its representatives shall have the right at any time during normal business hours, upon two (2) weeks prior written notice, to examine said Records.

(c) If an audit indicates monies due to Sesame Workshop, then Licensee shall, within thirty (30) days of completion of the audit, pay such deficiency together with interest from the date the deficiency was due and payable until paid at an interest rate of one percent (1%) per month. If the deficiency exceeds ten percent (10%) of the amount paid to Sesame Workshop for the audited Accounting Periods, then Licensee shall also promptly pay for or reimburse Sesame Workshop for all reasonable costs of such examination. If an audit indicates monies due to

Licensee, then Sesame Workshop shall, within thirty (30) days of completion of the audit, pay such overage together with interest from the date the overage was paid at an interest rate of one percent (1%) per month.

(d) Sesame Workshop’s receipt or acceptance of any statement furnished pursuant to this Agreement or of any payment shall not preclude Sesame Workshop from questioning the correctness of such statement or payment up to thirty-six (36) months after receipt of such statement or payment by Sesame Workshop and shall not limit any other rights that Sesame Workshop may have under this Agreement or otherwise. After such thirty-six (36) month period after receipt by Sesame Workshop of such statement or payment, such statement or payment shall be deemed final and binding.

(e) The provisions of this subparagraph 4.04 shall survive the expiration or earlier termination of this Agreement.

4.05—Costs Generally. Except as expressly set forth herein, each party is responsible for its own costs in connection with its activities under this Agreement.

5. OPERATION AND MARKETING OF ATTRACTIONS; SALE OF LICENSED PRODUCTS

5.01—Licensee Responsibilities Generally. Throughout the Term, Licensee shall operate the Attractions and be responsible for the maintenance, improvement, safety, quality control, marketing and promotion of the Parks and Attractions. Licensee is solely responsible for all development, production, manufacturing, packaging, warehousing, marketing, advertising, promotion, distribution, sales, shipping, billing, collection and the like, as well as all safety and quality control matters, with respect to each Licensed Product.

5.02—Promotions outside of the Parks utilizing the Sesame Street characters. The use by Licensee of costumed Sesame Street characters outside of the Parks for any reason including but not limited to promotional purposes for the Parks shall be subject to Sesame Workshop’s prior written approval, not to be unreasonably withheld or delayed. Sesame Workshop recognizes the importance of such out-of-park promotions and agrees to use commercially reasonable efforts to permit such out-of-park appearances and assist Licensee in securing any applicable third party consents.

5.03—Licensee’s and Sesame Workshop’s Names on Licensed Products. Licensee shall include its name, trade name, and address in irremovable form (i.e., on a form other than a sticker) on the packaging of each Developed Licensed Product so that the public can identify Licensee as the source and distributor of the Developed Licensed Product. Licensee also shall include in irremovable form (i.e., on a form other than a sticker) on such product packaging Sesame Workshop’s name, URL and other corporate information (e.g., description of not-for-profit status) as provided by Sesame Workshop. Except as otherwise agreed to by Sesame Workshop, Licensee shall include the Sesame Street logo on the packaging in a manner that is no less prominent than the applicable Park name.

5.04—Language. All text that will appear in or on the Developed Licensed Products (including packaging) or in Marketing Materials shall be in English and/or Spanish.

6. APPROVALS

6.01—Rights of Approval. Licensee acknowledges that in order to (i) ensure that the appearance, quality, marketing and promotion of the Attractions and the appearance, quality, manufacturing, marketing, sale, distribution and other exploitation of the Licensed Products are consonant with Sesame Workshop’s name and reputation for quality and with the goodwill associated with Sesame Workshop and the Licensed Elements, (ii) to ensure the protection of Sesame Workshop’s copyrights and trademarks, and (iii) to advance Sesame Workshop’s educational and business interests, Sesame Workshop retains the right to approve: (a) all aspects of all Attractions, all Live Presentations and all Live Presentation Materials that are based on the Licensed Elements; (b) each Licensed Product (including packaging) at each stage of product development (where applicable) as specified in Exhibit D; (c) all marketing and promotional activities and all Marketing Materials prior to Licensee’s use thereof; (d) all markings, legends, and notices on or in association with the Licensed Products including packaging; and (e) any use of any element of the Licensed Elements for any purpose.

6.02—Approval Process. With respect to all approvals under any provision of this Agreement, Licensee at its expense will submit items for written approval to Sesame Workshop accompanied by Sesame Workshop’s approval submission forms if applicable (a sample is attached as Exhibit E). Sesame Workshop will notify Licensee of its approval or disapproval of any submission within ten (10) business days after receipt of such submission. If Sesame Workshop fails to respond to such submission within such 10-business day period, the item will be deemed disapproved. In such event, Licensee may resubmit such items to the Vice President in charge of Themed Entertainment, or his or her designee, and he or she will notify Licensee of his or her approval within three (3) business days of such re-submission, providing a detailed explanation of the reasons for any disapproval. In exercising its right to grant or withhold approval in each instance, Sesame Workshop may take into consideration such pedagogic, safety, aesthetic and other considerations as it determines in its sole discretion; provided, however, any such approval shall not be unreasonably withheld or delayed. If an item approved for a particular use is being considered for another use, Licensee must re-submit such item to Sesame Workshop for a new approval; provided, however, Licensee shall not be required to re-submit an item for approval for use at one Park if Sesame Workshop has previously approved such item and such use for another Park. Sesame Workshop’s approval of any submission shall not affect Licensee’s obligations with respect to the Attractions and the Licensed Products (e.g., product safety) nor shall Sesame Workshop’s disapproval of any submission affect Licensee’s obligations to perform under this Agreement. Licensee agrees not to release, market, distribute, sell or otherwise make any use of an item requiring Sesame Workshop approval unless Sesame Workshop has approved such item in accordance with this subparagraph 6.02. Upon thirty (30) days’ prior written notice to Licensee, Sesame Workshop may withdraw any approval previously granted; provided, however, such withdrawal shall not be unreasonably made and Sesame Workshop shall promptly reimburse Licensee for all expenditures made or liabilities incurred in reliance on such prior approval; provided, however, Sesame Workshop shall not be required to reimburse Licensee for such expenditures made or liabilities incurred in the event Sesame Workshop withdraws its approval because it learns: (i) of a defect in the Developed Licensed Product, (ii) that Licensee has failed to disclose material information which would inform Sesame Workshop’s decision to approve Licensee’s submissions hereunder, or (iii) of such other information that would reasonably affect Sesame Workshop’s approval hereunder.

7. SAMPLES AND SESAME WORKSHOP PURCHASES

7.01—Samples. Licensee shall deliver twelve (12) units of each SKU of each Developed Licensed Product to Sesame Workshop at Sesame Workshop’s address above, at no cost to Sesame Workshop, promptly upon or before their initial shipment to the Parks. In addition, upon request by Sesame Workshop, Licensee shall deliver to Sesame Workshop, at no cost to Sesame Workshop, up to twelve (12) additional units of each SKU of each Developed Licensed Product for quality control purposes only and not for any other use.

7.02—Purchases by Sesame Workshop. Subject to availability, Licensee shall sell to Sesame Workshop at Licensee’s actual cost to develop in the ease of a Developed Licensed Product and at Licensee’s actual cost to acquire in the case of an Acquired Licensed Product such reasonable number of units of any Licensed Product as Sesame Workshop may from time to time request. Sesame Workshop may use such Licensed Products as it deems appropriate (e.g., to sell or give to Sesame Workshop’s employees), except that Sesame Workshop may not resell such units to the general public.

7.03—No Royalty. Licensee will not pay Sesame Workshop any royalties for units of the Licensed Products given or sold to Sesame Workshop under this Paragraph 7.

7.04—Complimentary Tickets. Licensee will provide to Sesame Workshop a minimum of twenty-five (25) complementary admission tickets to each Park during each year of the Term.

8. OWNERSHIP; INTELLECTUAL PROPERTY

8.01—Ownership of SW Materials. (a) In recognition of Sesame Workshop’s ownership and substantial investment in the Licensed Elements, and the need for Sesame Workshop to protect the integrity of the Licensed Elements, Sesame Workshop shall own all right, title and interest (including all trademarks, copyrights, registrations, renewals and extensions throughout the world) in and to the “SW Materials,” except for rights of use expressly granted to Licensee in this Agreement. The “SW Materials” shall mean (i) the Licensed Elements, (ii) all Live Presentations including all Live Presentation Materials, (iii) all Artwork, (iv) all Music other than pre-existing music owned by third parties, (v) all embodiments (including embodiments of the foregoing in tools, molds, models, plates and other manufacturing materials), derivations, adaptations, and versions of the foregoing, including those made by Licensee or by a third party on behalf of Licensee to the foregoing, and (vi) the overall Licensed Products (even though Licensee may own portions of the Licensed Products pursuant to subparagraph 8.06). To the extent that the Licensed Products incorporate any educational or editorial content, such content shall be included within the definition of “SW Materials.” Sesame Workshop shall have the sole right to register copyrights and trademarks in the SW Materials.

(b) Other than Licensee’s employees acting within the scope of their employment, Licensee shall obtain from all persons and entities (“Contributors”) who make derivations, adaptations, and versions of the SW Materials on behalf of Licensee written agreements establishing that their derivations, adaptations and versions of the SW Materials shall be considered works made for hire for Licensee under U.S. copyright laws. Licensee shall ensure that, to the extent that all right, title and interest to such derivations, adaptations, and versions of the SW Materials do not vest in Licensee by reason of being works made for hire, such

Contributors irrevocably assign and transfer to Licensee all of their right, title and interest to their derivations, adaptations, and versions of the SW Materials. Licensee’s agreements with Contributors shall contain substantially the same provision as contained in Exhibit F, and shall otherwise be consistent with the terms of this Agreement. Licensee shall not incorporate any credit of any kind to any third party in connection with the Licensed Products without the prior written approval of Sesame Workshop, such approval not to be unreasonably withheld or delayed.

(c) Upon written notice from Sesame Workshop, Licensee shall irrevocably assign and transfer to Sesame Workshop all of its right, title and interest to any derivations, adaptations, and versions made by Licensee or by a third party on behalf of Licensee to the SW Materials subject to the restrictions on use of Developed Licensed Products and shows in subparagraph 1.10. Licensee shall notify Sesame Workshop when Licensee or any third party on behalf of Licensee makes any derivations, adaptations, and versions of the SW Materials respecting the Developed Licensed Products.

(d) Other than the rights of use expressly granted to Licensee and the restrictions imposed on Sesame Workshop under this Agreement, Sesame Workshop reserves all rights to the SW Materials and shall be free to exercise such rights at any time without any obligation to Licensee. Notwithstanding anything to the contrary in this Agreement, subject to the provisions of subparagraph 1.10, any Developed Licensed Products and any show developed by Licensee shall each be used exclusively by Licensee during the Term of this Agreement and Sesame Workshop shall not license or otherwise permit any third party to use the same without Licensee’s prior written approval in each instance, not to be unreasonably withheld or delayed.

8.02—Legal Notices. Licensee shall include in the Developed Licensed Products (both the packaging and the actual product, unless otherwise specifically agreed to by Sesame Workshop) and the Marketing Materials, in an irremovable form (i.e., in a form other than a sticker), copyright, trademark and other notices reasonably requested by Sesame Workshop in order to protect Sesame Workshop’s interests including all intellectual property rights.

8.03—Validity of Licensed Elements. Licensee acknowledges and agrees that all the Licensed Elements have acquired a secondary meaning in the mind of the purchasing public and that, except to the extent the law allows and this Agreement specifies, it (i) will not attack the validity of the rights granted under this Agreement, (ii) will not do anything that might impair or infringe any of the Licensed Elements, (iii) will not claim adversely to Sesame Workshop any right, title or interest in any of the Licensed Elements and (iv) will not use or register as a trademark any item that is the same as or confusingly similar to any of the Licensed Elements. All uses of the Licensed Elements shall inure to the benefit of Sesame Workshop, subject to the terms hereof.

8.04—New Trademarks. (a) Licensee at its own cost shall be responsible for ensuring that all new product names and new trademarks that Licensee desires to create in connection with the Developed Licensed Products will not infringe the rights of any third parties, and Licensee shall conduct all necessary searches and clearances. Without limiting the foregoing obligations of Licensee, Licensee shall obtain Sesame Workshop’s written approval, not to be unreasonably withheld or delayed, before using such product names and new trademarks.

(b) Any trademark registrations for such product names and new trademarks developed in connection with the Developed Licensed Products hereunder that are based on or incorporate any of the SW Materials will be filed by Sesame Workshop — and will be treated as part of the Licensed Elements — and Licensee will reimburse Sesame Workshop’s costs (including outside counsel fees) in connection with such registrations. Any trademark registrations for such product names and new trademarks developed in connection with the Developed Licensed Products that are not based on or incorporate any of the SW Materials will be filed by Licensee at its own expense, and will be treated as part of Licensee Materials. If Sesame Workshop requires Licensee to use in connection with the Licensed Products a new trademark created by Sesame Workshop, Sesame Workshop will conduct searches and clearances and may decide to file for trademark registrations for such new trademarks, all at Sesame Workshop’s expense, and such trademarks will be treated as part of the Licensed Elements.

8.05—Protection of Sesame Workshop’s Rights. (a) Sesame Workshop will be responsible for all decisions relating to the protection of Sesame Workshop’s rights including the handling of apparent infringements of the SW Materials, and will consult with Licensee as appropriate before making such decisions. Licensee shall inform Sesame Workshop if Licensee learns of any infringement of the SW Materials. Licensee shall reasonably cooperate with Sesame Workshop in protecting Sesame Workshop’s rights in the SW Materials including executing, filing and delivering documentation reasonably requested by Sesame Workshop (e.g., proof of trademark use). Sesame Workshop will reimburse Licensee for all out-of-pocket costs incurred by Licensee in so cooperating at the request of Sesame Workshop. Sesame Workshop shall retain all amounts as a result of any suit or settlement.

(b) In the event that Sesame Workshop, in its reasonable judgment, deems any infringement to include an infringement of the applicable Attraction trademark or any aspect of the Attractions, Sesame Workshop shall have the right to either (1) treat the infringement as covered by the provisions of subparagraph 8.05(a) above or (ii) require that Licensee pay one-half of all costs and expenses of prosecuting any action (in which case Licensee shall be entitled to receive one-half of all recoveries and awards with respect to such infringement). In all events Sesame Workshop shall be entitled to determine in its reasonable discretion whether or not any action should be taken on account of any infringement. Furthermore, while Sesame Workshop will consult with Licensee as to any action taken in a lawsuit covered by subparagraph 8.05(b), Sesame Workshop in its sole judgment shall be entitled to select counsel and control any action.

8.06—Ownership of Licensee Materials. Licensee shall own all right, title and interest (including all copyrights, renewals and extensions throughout the world) in and to the Licensee Materials. The “Licensee Materials” shall mean: Licensee’s logos, trademarks, tradenames, patents and copyrighted materials but specifically excluding any SW Materials, Licensed Elements and/or any other intellectual property and/or rights owned by Sesame Workshop (including the portions of a catalog or promotional materials or the portions of Licensed Product that is SW Material, a Licensed Element and/or intellectual property owned by Sesame Workshop).

9. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

9.01—Sesame Workshop. Sesame Workshop represents and warrants that:

(a) Sesame Workshop’s execution of this Agreement is duly authorized without the need of any consent of any third party and this Agreement is a valid and binding obligation of Sesame Workshop enforceable in accordance with its terms and such execution and delivery and the performance by Sesame Workshop of its obligations hereunder do not and will not violate or cause a breach of any other agreement or obligation to which it is a party or by which it is bound.

(b) Sesame Workshop owns or controls all rights in the Licensed Elements granted to Licensee under this Agreement.

(c) Licensee’s authorized use, in accordance with all the provisions of this Agreement, of any materials provided by Sesame Workshop shall not infringe the rights of any third party.

(d) Sesame Workshop will conduct its business operations in a manner consistent with its past practice in order to maintain the high quality associated with the Licensed Elements.

(e) Sesame Workshop will not create any expense chargeable to Licensee without Licensee’s prior written approval.

(f) Sesame Workshop, in conducting its activities relating to the Licensed Elements, will not knowingly infringe upon the rights of any kind of any third parties.

(g) Sesame Workshop shall use commercially reasonable efforts to ensure that all contributions (including inventions and patented matter) made by Sesame Workshop or made by third parties through Sesame Workshop to the SW Materials and used by Licensee in accordance with the terms of this Agreement will not infringe the rights of any third party.

(h) With respect to the Acquired Licensed Products, Sesame Workshop will comply, and Sesame Workshop will use commercially reasonable efforts to cause its licensees from whom Licensee purchases the Acquired Licensed Products to comply (provided Licensee does not have a separate agreement with such licensee(s) covering the same), with all applicable laws and regulations with respect to (if applicable): (i) those relating to all embodiments of the Licensed Elements, including the safety, manufacturing, pricing, advertising, sale and distribution of the any embodiments of the Licensed Elements; and, if applicable, (ii) those relating to online activities (including specifically children’s privacy), such as sales, promotions, sweepstakes, and data collection.

(i) With respect to the Acquired Licensed Products, Sesame Workshop shall use commercially reasonable efforts to ensure that each embodiment of any of the Licensed Elements distributed or sold by Licensee under a license from Sesame Workshop (provided Licensee does not have a separate license with such party) shall be, in all respects, safe and fit for use by the persons for whom such embodiment is intended to be used, and free from all defects in design, materials and workmanship. If Sesame Workshop learns of any defect or recall for any such embodiment, it shall promptly notify Licensee of such defect or recall. Sesame Workshop shall promptly provide or cause its third party licensee to provide Licensee with a plan with timeline for remedying such defect, and thereafter shall cause the party remedying the same to promptly and diligently carry out the remedy as approved by Sesame Workshop.

(j) Throughout the Term and until two (2) years after the end of the Term, Sesame Workshop shall maintain in full force and effect insurance by a reputable and financially qualified insurance company specifically covering all liability of Sesame Workshop and Licensee relative to Sesame Workshop’s exercise of its rights under this Agreement including without limitation all claims for injuries to or death of a person or persons and/or for damage to property and all claims for workers’ compensation for bodily injury including death and disease incurred by employees of Sesame Workshop who access the Park acting within the scope of their employment with Sesame Workshop. Such insurance shall (i) include coverage for premises liability, employer’s liability, contractual liability, including defense, personal injury, and products and completed operations, and shall be written for a limit of not less than $5 million per occurrence/annual aggregate, written on an recurrence form; (ii) include a waiver of subrogation in favor of Licensee; and (iii) specifically state that coverage as it pertains to Licensee shall be primary regardless of any other coverage that may be available to Licensee. Sesame Workshop shall provide Licensee with a certificate of insurance satisfying the above requirements within thirty (30) days after execution of this Agreement. Licensee shall be named as an additional insured on the above policies. Sesame Workshop shall not knowingly violate or permit to be violated, any conditions of any such policy, and shall at all times satisfy the requirements of such insurance policies. All insurance contracts shall be written so that Licensee will be notified of the cancellation or any restrictive amendment of the policies at least thirty (30) days prior to the effective date of such cancellation or amendment.

(k) With respect to the Acquired Licensed Products, Sesame Workshop shall ensure that Sesame Workshop itself and all manufacturers and third parties licensed by Sesame Workshop shall at all times comply with the manufacturing obligations set forth in Exhibit H, or substantially similar obligations as set forth in Exhibit H.

9.02—Licensee. Licensee represents and warrants that:

(a) Licensee’s execution of this Agreement is duly authorized without the need of any consent of any third party and this Agreement is a valid and binding obligation of Licensee enforceable in accordance with its terms.

(b) Licensee will operate the Attractions in a manner consistent with the high quality associated with the Licensed Elements.

(c) Licensee will not create any expense chargeable to Sesame Workshop without Sesame Workshop’s prior written approval.

(d) Licensee will operate, market and promote the Attractions, will create, develop, manufacture, market, promote, advertise, distribute, sell and otherwise exploit the Licensed Products, and will utilize the Licensed Elements, only as expressly permitted under this Agreement.

(e) Licensee will not, without Sesame Workshop’s prior written consent, market, distribute or sell any Licensed Products outside the Authorized Sales Areas.

(f) Licensee in conducting its activities under this Agreement will not knowingly infringe upon the rights of any kind of any third parties; provided, however, the foregoing does not apply to any infringement of the rights of any third party from Licensee’s authorized use, in accordance with all the provisions of this Agreement, of any materials provided by Sesame Workshop (which is covered by Sesame Workshop’s representation and warranty in subparagraph 9.01(c)).

(g) Licensee shall use commercially reasonable efforts to ensure that all derivations, adaptations, and versions (including inventions and patented matter) made by Licensee or made by third parties through Licensee to the SW Materials, Licensed Products and Marketing Materials will not infringe the rights of any third party. Licensee shall ensure that all written materials produced by or on behalf of Licensee utilizing the Licensed Elements shall not infringe the rights of any third party, including without limitation, any copyrights, trademarks, and/or other intellectual property owned by third parties. Licensee will pay all reasonable costs associated with clearing third party rights and permissions in connection with such derivations, adaptations, and versions; provided, however, the foregoing does not apply to any infringement of the rights of any third party from Licensee’s authorized use, in accordance with all of the relevant provisions of this Agreement, of any materials provided by Sesame Workshop which is covered by Sesame Workshop’s representation and warranty in subparagraph 9.01(c).

(h) Licensee will comply with all applicable laws, regulations, and industry self-regulatory guidelines with respect to this Agreement, including (if applicable): (i) those relating to the safety of all aspects of the Attractions; (ii) those relating to the manufacturing of the Developed Licensed Products and the pricing, advertising, sale and distribution of the Licensed Products; and (iii) those relating to online activities (including specifically children’s privacy), such as sales, promotions, sweepstakes, and data collection.

Licensee shall use commercially reasonable efforts to ensure that each Attraction and each unit of each Developed Licensed Product distributed or sold under this Agreement shall be, in all respects, safe and fit for use by the persons for whom such Attraction or Developed Licensed Product is intended to be used, and free from all defects in design, materials and workmanship. Licensee will ensure that each Attraction and each Developed Licensed Product meets applicable safety standards including those of pertinent government and industry organizations. If Licensee learns of any defect, recall, injury or reportable incident for any Attraction or any Developed Licensed Product (or unit or component thereof), it shall promptly notify Sesame Workshop of such defect, injury, reportable incident, or recall. Within fifteen (15) days after learning of any defect in an Attraction or Developed Licensed Product, Licensee shall provide Sesame Workshop with a plan for completely remedying such defect, and thereafter shall promptly and diligently carry out the remedy.

(j) In the event Sesame Workshop requires Licensee employees to guide Sesame Workshop employees through a Park inspection for purposes of determining Licensee’s compliance with the terms of this Agreement, Sesame Workshop will provide Licensee with two (2) weeks’ prior written notice.

(k) Throughout the Term and until two (2) years after the end of the Term, Licensee shall maintain in full force and effect insurance by a reputable and financially qualified insurance company specifically covering all liability of Licensee and Sesame Workshop, and, with respect to the Film, Universal City Studios, LLP, relative to Licensee’s exercise of its rights under this Agreement including the operation of the Attractions and all sales of Licensed Products, including without limitation all claims for injuries to or death of any person or persons and/or for damage to property and all claims for workers’ compensation for bodily injury including death and disease incurred by employees of the Parks. Such insurance shall (i) include coverage for premises liability, contractual including defense, personal injury and products and completed operations, and shall be written for a limit of not less than $5 million per occurrence/annual aggregate, written on an occurrence form; (ii) include a waiver of subrogation in favor of Sesame Workshop; and (iii) specifically state that coverage as it pertains to Sesame Workshop shall be primary regardless of any other coverage that may be available to Sesame Workshop. Any such insurance policies shall contain a waiver of subrogation in favor of Sesame Workshop. Licensee shall provide Sesame Workshop with a certificate of insurance satisfying the above requirements within thirty (30) days after execution of this Agreement. Sesame Workshop and, with respect to the Film, Universal City Studios, LLP shall be named as an additional insured on all of the above policies. Licensee shall not knowingly violate, or permit to be violated, any conditions of any such policy, and shall at all times satisfy the requirements of such insurance policies. All insurance contracts shall be written so that Sesame Workshop and, with respect to the Film, Universal City Studios LLP will be notified of the cancellation or any restrictive amendment of the policies at least thirty (30) days prior to the effective date of such cancellation or amendment.

(1) All materials used in the manufacture of the Attractions and Developed Licensed Products shall be prepared solely by Licensee or by a manufacturer under Licensee’s control who has executed a manufacturer’s agreement. The manufacturer’s agreements shall contain substantially the same provisions as contained in Exhibit G and shall otherwise be consistent with the terms of this Agreement; it being understood that Licensee may include additional provisions in the manufacturer’s agreements so long as they are not inconsistent with this Agreement. If any manufacturer used by Licensee utilizes the Developed Licensed Products for any unauthorized purpose, Licensee shall be fully responsible for such unauthorized use and shall bring such utilization to an immediate halt.

(m) With respect to the Developed Licensed Products, Licensee shall ensure that Licensee itself and all manufacturers and third parties used by Licensee shall at all times comply with the manufacturing obligations set forth in Exhibit H, or with substantially similar obligations as set forth in Exhibit FL

9.03—Indemnification. Licensee and Sesame Workshop shall at all times defend, indemnify and hold harmless the other and its parent, subsidiary and Affiliates and its and their trustees or directors, officers, employees and agents from and against any and all third party claims, damages and liabilities, and reasonable costs and expenses (including reasonable outside attorneys’ fees) growing out of or arising from the performance of this Agreement by the indemnitor, or any actual or alleged breach or default by the indemnitor of its agreements, covenants, representations, or obligations under this Agreement. If an indemnitee hereunder becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the indemnitee by any third party, the indemnitee shall give the indemnitor prompt written notice of such claim. Such notice shall provide the basis on which indemnification is being asserted and be accompanied by copies of all relevant pleadings, demands, and other papers related to the claim and in the possession of the indemnitee. The indemnitor shall have a period of twenty (20) days after delivery of such notice to respond. If the indemnitor elects to defend the claim or does not respond within the requisite 20-day period, the indemnitor shall be obligated to defend the claim, at its own expense, and by counsel reasonably satisfactory to the indemnitee. The indemnitee shall cooperate, at the expense of the indemnitor, with the indemnitor and its counsel in the defense and the indemnitee shall have the right to participate fully, at its own expense, in the defense of such claim. If the indemnitor responds within the required 20-day period and elects not to defend such claim, the indemnitee shall be free, without prejudice to any of the indemnitee’s rights hereunder, to compromise or defend (and control the defense of) such claim. In such case, the indemnitor shall cooperate, at its own expense, with the indemnitee and its counsel in the defense against such claim and the indemnitor shall have the right to participate fully, at its own expense, in the defense of such claim. Any compromise or settlement of any claim or action shall require the prior written consent of both parties hereunder, such consent not to be unreasonably withheld or delayed. Despite the foregoing, if at any time it appears that any intellectual property right of Sesame Workshop will be in issue as part of such claim, Sesame Workshop shall have the right to defend such right at its own expense, except that such defense shall be at Licensee’s expense if Licensee’s negligence or willful misconduct caused Sesame Workshop’s intellectual property right to be in issue.

10. ASSIGNMENT; CHANGE IN CONTROL

10.01—Assignment. This Agreement is personal to Licensee who has been chosen specifically by Sesame Workshop for, among other reasons, its reputation, expertise and ability to perform this Agreement. Neither party shall assign, sublicense, encumber, pledge or otherwise transfer any or all of its rights or obligations under this Agreement without the other party’s prior written approval in its sole discretion. Despite any such approved assignment or other transfer, the assignor or transferor shall guarantee its obligations under this Agreement and shall ensure that its permitted assignee or transferee agrees in writing to be bound by all the provisions of this Agreement. No assignee or transferee shall acquire any rights greater than those of the assignor or transferor under this Agreement. The foregoing restrictions on transfer and assignment shall be binding on all subsequent permitted assignees or transferees of the original assignee or transferee of Licensee.

10.02—Change in Control. (a) A “Change in Control” shall mean any transaction or series of related transactions which would result in (0 the transfer of 50% or more of Licensee’s outstanding capital stock or voting securities whether by sale, merger, consolidation, reorganization or otherwise, (ii) the transfer of capital stock or other voting securities of Licensee possessing the voting power to elect 50% or more of the members of Licensee’s board of directors or other managing body whether by merger, consolidation, reorganization or issuance, sale or transfer of Licensee’s capital stock or voting securities, or (iii) the sale of all or substantially all of Licensee’s assets. Sesame Workshop shall have the right to either continue this Agreement or to terminate this Agreement because of a Change in Control, except for transactions described in subparagraph 10.03. In the event that Licensee intends to enter into a transaction or series of transactions that will result in a Change in Control, Licensee shall immediately give written notice to Sesame Workshop. At the time Licensee gives such notice, Licensee shall provide Sesame Workshop with all information and documentation necessary for Sesame Workshop to evaluate the contemplated transaction. Licensee will provide additional information as reasonably requested by Sesame Workshop. Within 30 days after receiving appropriate information and documentation, Sesame Workshop shall advise Licensee in writing as to whether it will continue or terminate this Agreement because of the Change in Control, pursuant to subparagraph 10.02(b).

(b) Termination of Agreement. Sesame Workshop may in its sole discretion decide to terminate this Agreement because of the impending Change in Control. Upon such termination, the provisions of paragraph 11 shall apply.

10.03—Permitted Assignments. Notwithstanding anything in this Agreement to the contrary, including subparagraphs 10.01 and 10.02, Licensee shall be free, upon thirty (30) days’ prior written notice to Sesame Workshop (with no consent required), to assign or transfer this Agreement in its entirety to one or more of Licensee’s “Affiliates” as part of a corporate reorganization; provided, however, that the transfer of Licensee’s rights under this Agreement is not the principle purpose of such reorganization and provided that the rest of the provisions of subparagraph 10.01 (other than Sesame Workshop’s consent rights) shall apply to any permitted assignment. Upon such assignment of this Agreement to Licensee’s Affiliate, such Affiliate as well as Licensee shall be subject to all the terms and conditions of this Agreement; provided such Affiliate may not modify this Agreement or extend the Term hereof without the prior written consent of Licensee and Sesame Workshop. “Affiliate” means any entity that controls, is controlled by, or is under common control with, Licensee, whether by virtue of ownership, voting power, management or otherwise.

10.04—Impermissible Assignments. Any purported assignment or other transfer of this Agreement that is not permitted under this paragraph 10 shall be null and void.

10.05 — Consequential Damages. Notwithstanding anything else to the contrary in this Agreement, Sesame Workshop and Licensee agree that neither party shall be entitled to any consequential damages as a result of any default or breach by either party hereunder.

11. EXPIRATION AND TERMINATION

11.01—Inventory Report. No less than 90 days before the expiration of the Term, or within 10 days after termination of this Agreement, Licensee shall provide Sesame Workshop with an inventory report with a listing of all unsold and completely finished goods for the Licensed Products (“Unsold Inventory”) and the location where they are stored, broken down by each SKU of each Licensed Product. For Developed Licensed Products, Licensee shall advise Sesame Workshop of the manufacturing cost which shall be Licensee’s actual, direct manufacturing costs and shall not include general and administrative or overhead costs. For Acquired Licensed Products, Licensee shall advise Sesame Workshop of Licensee’s actual purchase price to acquire such Licensed Products. Notwithstanding anything to the contrary herein, the inventory report shall not include any Unsold Inventory transferred to Sesame Place pursuant to subparagraph 11.04(e) hereof.

11.02—Termination by Sesame Workshop. (a) Sesame Workshop shall have the right at any time to immediately terminate this Agreement (except, with respect to subparagraph 11.02(a)(iii), as prohibited by federal or state law) if any one of the following occurs:

(i) Licensee breaches any of its material obligations or agreements, or any representations or warranties, and such breach is not cured within 30 days after written notice of such breach from Sesame Workshop; provided, however, that Licensee shall not be deemed to be in breach of this Section 11.02(i) so long as Licensee commences to cure such breach within said 30 day period and diligently proceeds in good faith to cure such breach within a commercially reasonable period of time. The foregoing does not apply to Licensee’s obligations to account and make payments to Sesame Workshop under this Agreement.

(ii) Licensee breaches its obligations to pay the Annual License Fees, royalties or any other sums due to Sesame Workshop or has failed to deliver a royalty report when due, and such breach is not cured within 20 days after written notice of such breach from Sesame Workshop.

(iii) Licensee makes an assignment for the benefit of creditors without Sesame Workshop’s prior written consent or becomes insolvent or subject to any bankruptcy, insolvency or receivership proceeding of any nature.

(iv) In the event of a Force Majeure event continuing for more than one year with respect to two or more Parks as set forth in subparagraph 14.10 hereof.

(v) Termination of the license agreement with Licensee respecting Sesame Place.

(b) If Sesame Workshop terminates this Agreement under this subparagraph 11.02, Licensee shall not be entitled to seek injunctive relief to prevent Sesame Workshop from licensing to a third party or making any other use of the rights granted to Licensee.

11.03—Termination by Licensee. Licensee shall have the right at any time to terminate this Agreement if any one of the following occurs:

(a) Sesame Workshop breaches any of its material obligations or agreements, or any representations or warranties, under this Agreement and such breach is not cured within 30 days after written notice of such breach from Licensee; provided, however, that Sesame Workshop shall not be deemed to be in breach of this subparagraph 11.03(a) so long as Sesame Workshop commences to cure such breach within said 30-day period and diligently proceeds in good faith to cure such breach within a commercially reasonable period of time.

(b) Sesame Workshop makes an assignment for the benefit of creditors without Licensee’s prior written consent or becomes insolvent or subject to any bankruptcy, insolvency or receivership proceeding of any nature.

(c) Licensee closes the final Attraction remaining open pursuant to subparagraph 3.03 hereof.

(d) In the event of a Force Majeure event continuing for more than one year with respect to two or more Parks as set forth in subparagraph 14.10 hereof.

(e) Termination of the license agreement with Sesame Workshop respecting Sesame Place; provided, however, if Licensee is terminating this Agreement because it has or is terminating the Sesame Place agreement without cause, including pursuant to Section 7 thereof, and not because of Sesame Workshop’s breach of the Sesame Place agreement beyond any applicable cure period or other termination based on cause (a “Sesame Place Non-Default Termination”), and the effective date of such termination occurs during the first five (5) years of the Term of this Agreement, Licensee shall pay Sesame Workshop a lump sum liquidated damages amount equal to the sum of each unpaid Annual License Fee for each Park then subject to this Agreement multiplied by the number of years that each such Park will not pay its respective Annual License Fee during the first five years of the Term of this Agreement (which amount is inclusive of and not in addition to, any amount payable by Licensee under Section 2.06 hereof, i.e., there will not be a double payment for a Park failing to open an Attraction and an early termination of this Agreement). The foregoing amount shall constitute liquidated and stipulated damages in the event of a Sesame Place Non-Default Termination during the first five (5) years of the Term of this Agreement, the parties agreeing that actual damages are difficult if not impossible to ascertain and that such liquidated damages amount does not constitute a penalty. After the first five (5) years of the Term of this Agreement, Licensee shall be entitled to terminate this Agreement in conjunction with a Sesame Place Non-Default Termination without the payment of any damages, liquidated or otherwise.

11.04—Effect of Expiration or Termination. Upon expiration of the Term or termination of this Agreement:

(a) All licenses granted under this Agreement to Licensee shall immediately and automatically revert to Sesame Workshop to exercise without any obligation to Licensee.

(b) All sums of money payable or past due to Sesame Workshop under this Agreement shall become due and payable within ten (10) business days, except the foregoing shall not apply if this Agreement is terminated by Licensee due to material breach by Sesame Workshop. Notwithstanding the foregoing, in the event it has not been paid prior to any termination, the Minimum Total Film Royalty shall be due and payable by Licensee without regard to the party terminating this Agreement or the date upon which this Agreement is terminated unless such termination is by Licensee pursuant to subparagraph 11.03(a) or 11.03(b) in which case Licensee shall not be obligated to pay any remaining portion of the Minimum Total Film Royalty.

(c) Licensee shall promptly deliver to Sesame Workshop, at no charge to Sesame Workshop, all Live Presentation Materials, all Music, and all Artwork furnished by Sesame Workshop or created by Licensee under this Agreement (other than materials covered in subparagraph 11.04(d)).

(d) Licensee shall promptly destroy, or remove all Licensed Elements from, all SW Materials (other than materials covered in subparagraph 11.04(c)) including all SW Materials held by third parties such as Licensee’s manufacturers. Licensee shall send Sesame Workshop a certificate of such destruction or removal signed by an officer of Licensee.

(e) Licensee shall have the right to transfer any Unsold Inventory to Sesame Place. Sesame Workshop shall have the right for ninety (90) days to purchase (by payment or by crediting Licensee’s account) any remaining Unsold Inventory not transferred to Sesame Place at Licensee’s manufacturing cost or purchase price (as described in subparagraph 11.01) provided Sesame Workshop notifies Licensee of its exercise of such right within ten (10) business days after receipt of the inventory report delivered by Licensee pursuant to subparagraph 11.01 hereof. Unless Sesame Workshop agrees to purchase the remaining Unsold Inventory, Sesame Workshop and Licensee agree that Licensee shall be entitled to a commercially reasonable “sell-off’ period for the Unsold Inventory of not less than ninety (90) days from the date Sesame Workshop notifies Licensee that it does not intend to Purchase such Unsold Inventory. Licensee shall destroy all remaining Unsold Inventory not purchased by Sesame Workshop after the expiration of the sell-off period at no cost to Sesame Workshop.

(f) The parties’ obligations to account and make payment to each other under this Agreement shall survive as shall their representations, warranties and indemnities and other rights and obligations that by their nature would survive.

12. CONFIDENTIALITY

“Confidential Information” means information that the disclosing party disclosed to the receiving party, including information obtained by the receiving party during an audit, except as hereinafter provided. The terms of this Agreement shall be treated as Confidential Information. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently. Each party agrees that it will not disclose to any third party or use any Confidential Information except in performing this Agreement and that it will take all reasonable measures to maintain the confidentiality of Confidential Information. Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by law or governmental authority (provided that it gives the other party written notice prior to such disclosure) or on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, employees, accountants, and financing sources.

13. NOTICES

All notices under this Agreement shall be in writing and delivered by personal delivery, reputable overnight courier, confirmed facsimile or certified or registered mail (return receipt requested), and will be deemed given upon personal delivery, one day after deposit with overnight courier, upon confirmation of receipt of facsimile or five days after deposit in the mail. Notices to Sesame Workshop shall be sent in writing to Sesame Workshop’s address above, to the attention of Vice President, Themed Entertainment (fax number 212-875-7374) with a copy to the Senior Vice President and General Counsel (fax number 212-875-6124). Notices to Licensee shall be sent in writing to Licensee’s address above, to the attention of Corporate Vice President — Planning and Development (fax number 314-613-6029) with a copy to Anheuser-Busch Companies, Inc., Legal Department, One Busch Place, St. Louis, Missouri 63118, Attn: Vice President and General Counsel (fax number 314-577-0776). Either party may change its address or contacts under this Agreement by written notice to the other party. All notices, requests for approval or consent, or other communications shall be sent in writing in English.

14. GENERAL

14.01—Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties concerning the subject matter of this Agreement and merges and supersedes all prior discussions, agreements and understandings of any kind between them. This Agreement may not be modified or amended except by a writing executed by both parties.

14.02—No Continuing Waiver. No waiver of any term, condition, or covenant contained in this Agreement or any breach of this Agreement shall be held to be a continuing waiver of that or any other term, condition or covenant of this Agreement or of any other or subsequent breach of this Agreement.

14.03—Cumulative Remedies. Except as expressly stated, all remedies, rights, obligations and agreements contained in this Agreement are cumulative and none of them shall limit any other remedies, rights, obligations or agreements under this Agreement or otherwise.

14.04—Relationship of Parties. This Agreement shall not be construed to create a partnership, joint venture, or the relationship of principal and agent between the parties, nor to impose upon either party any debts or obligations incurred by the other party except as expressly set forth in this Agreement.

14.05—Governing Law. This Agreement, and all modifications or extensions thereof, shall be governed in all respects by the law of the State of New York applicable to contracts to be fully executed and performed in New York State, without reference to conflict of laws. Both parties agree that service of process by personal delivery, certified or registered mail (return receipt requested), or reputable overnight courier to the other party’s address above shall be deemed good and sufficient service for purposes of jurisdiction.

14.06—Severability. If any term, clause or provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from this Agreement.

14.07—Binding on Successors. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, and successors.

14.08—Titles. The titles of paragraphs of this Agreement are for convenience only and shall not be given any legal effect.

14.09—Including. The word “including” is used in this Agreement to mean “including but not limited to.”

14.10—Force Majeure. Performance by either party hereunder shall be automatically extended by the occurrence of any force majeure for the period of time such force majeure shall exist, provided, however, (i) if the force majeure event continues for more than one year affecting two or more Parks, then either party shall have the right to terminate this Agreement; and (ii) if the force majeure event continues for more than one year with respect to a particular Park, then either party shall have the right to terminate this Agreement with respect to such Park. The term “force majeure” shall mean an act of God, fire, earthquake, floods, adverse weather conditions, explosion, unavoidable casualties, non-availability of materials or supplies in the open market, failure of transportation, condemnation, orders of government, civil, military or naval authorities, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of the performing party, excluding, however, the inability to obtain monies to perform or fulfill the performing party’s obligations and undertakings.

14.11—Public Announcements. Neither party shall issue a press release, make any public announcement, make any statement to any third party, or make or authorize the publication of any article, either externally or internally, which identifies, relates to, or otherwise gives publicity to this Agreement or the terms hereof without the prior written approval of the other party in each instance, such approval not to be unreasonably withheld or delayed.

14.12—Payments in U.S. Dollars. All payments due hereunder shall be made in then currently available U.S. dollars.

ACCEPTED AND AGREED:

SESAME WORKSHOP	BUSCH ENTERTAINMENT CORPORATION

By: /S/ Gary Knell	By: /s/ Keith Kasen
Gary Knell	Keith Kasen
President and Chief Executive Officer	Chairman of the Board and President

Date: 8/24/06	Date: 8/24/06

EXHIBIT A

SESAME STREET MUPPET CHARACTERS

ABBY CADABY

ALICE

ANYTHING MUPPETS

BABY BEAR

BAD BART

BARKLEY

BERT

BETTY LOU

BIFF

BIG BIRD

BRUNO

BUSTER THE HORSE

COLAMBO

COOKIE MONSTER

DINGERS

DON MUSIC

ELMO

ERNIE

FAT BLUE

FORGETFUL JONES

FRED THE WONDER HORSE

GLADYS THE COW

GROVER

GRUNDGETTA

GUY SMILEY

HARVEY KNEESLAPPER

HERRY MONSTER

HONKERS

HOOTS THE OWL

JACKMAN WOLF

KINGSTON LIVINGSTON

LITTLE BIRD

MUMFORD THE MAGICIAN

NATASHA

OSCAR THE GROUCH

PRAIRIE DAWN

PRINCE CHARMING

PROFESSOR HASTINGS

ROOSEVELT FRANKLIN

ROSITA

ROXY MARIE

SAM THE SUPER-AUTOMATED ROBOT

SHERLOCK HEMLOCK

SHERRY NETHERLAND

SIMON SOUNDMAN

SLIMEY THE WORM

SNUFFLEUPAGUS

SULLY

SUNNY FRIENDLY

TELLY MONSTER

THE COUNT

THE COUNTESS

THE MARTIANS

TWIDDLEBUGS

TWO HEADED MONSTER

ZOE

ADDITIONAL CHARACTERS BY MUTUAL AGREEMENT

EXHIBIT B

Licensee shall have a period of eighteen months from the date of this Agreement to exercise its first negotiation rights specified in subparagraph 1.12 with respect to the following series:

Dragon Tales

Sagwa

Pinky Dinky Doo

Licensee’s first negotiation rights shall not apply to the following shows that were in development prior to the date of this Agreement:

The New Electric Company (working title)

The Upside Down Show

Little Red

The Julie Andrews Show (working title)

EXHIBIT C

TEMPLATE FOR ROYALTY REPORTS

X (“Park”)

SUMMARY INCOME

STATEMENT

PERIOD ENDING X 20XX

MONTH					YEAR-TO-DATE
ACTUAL	BUDGET	VARIANCE	LAST YEAR		ACTUAL	BUDGET	VARIANCE	LAST YEAR
				REVENUES

		$0		MERCHANDISE			$0
		$0		FOOD & BEVERAGE			$0
		$0		OTHER			$0

$0	$0	$0	$0	TOTAL REVENUES	$0	$0	$0	$0

EXHIBIT D

PROCESS FOR PRODUCT DEVELOPMENT AND APPROVAL

I. Concept

A.	Present rough sketch of concept for Sesame Workshop’s approval.

B.	Review Sesame Workshop’s design comments.

II. Rough Artwork

A.	Submit pencil sketch with color indications for Sesame Workshop’s art direction.

B.	Submit script for approval.

C.	Modify sketch or script and re-submit, if requested.

III. Final Artwork

A.	Present final illustration, sculpture or recording for approval.

B.	Modify and re-submit, if requested.

IV. Pre-Production Sample

A.	Submit pre-production sample and test reports, if any.

B.	Proceed with production, if approved.

V. Packaging

Present all packaging designs and copy for approval.

EXHIBIT E

PRODUCT APPROVAL AND SUBMISSION FORMS

Product Submission Form

Please Submit One Form Per Item

This is an electronic form that you may fill-out on your computer screen. Use the tab key or your mouse to move to the next field. When you are done, you can save this file, print and fax.

Type of submission: (Please Choose One) ❑ Product ❑ Packaging ❑ Advertising/Sales ❑ Press

Give a brief description (Le. T-shirt, book, mug):

Has this item been previously submitted? ❑ YES ❑ NO

If YES, Provide tracking # (Product and packaging share the same tracking #)

Contact Information

Date:                                  Property:

Licensee or Agency:                              Contact:

Street Address:

City:                  State:                  Zip Code:

e-Mail Address:

Telephone #:                  Fax #:

If you are an agency, please provide the name of the licensee you are representing:

Submission Information

Please describe your submission in detail (include Product Name, Sku or Item Number, Wholesale and Retail Price):

Stage of Development (Check only One)

❑ ww Concept	❑ Mechanical	❑ Rough Audio Tape	❑ Copy or Text

❑ 13/W Final Art	❑ Chromalin	❑ Final Audio Tape	❑ Story Concept

❑ Color Concept	❑ Prototype	❑ Rough Video Tape	❑ Script

❑ Final Color art	❑ Mock-up	❑ Final Video Tape	❑ Pre-prod. Sample

❑ Sculpt	❑ Fabric Swatch	❑ Sound Chip/Module	❑ Production Sample

❑ Sculpt (Painted)	❑ Embroidery Sample	❑ Storyboard	❑ Finished Samples (Amount Sent)

❑ Other (Please Specify):

Shipping Information

Would you like this item returned to you? ❑ YES ❑ NO

(Photos, copies and video tapes are not returned)

If YES, please check carrier preference and provide your account number below:

❑ FedEx CUPS    ❑ Airborne    ❑ DHL Account #

EXHIBIT F

PROVISION TO BE INCLUDED IN

LICENSEE’S CONTRIBUTOR AGREEMENTS

Work-Made-For-Hire and Assignment. Contributor has created or will create for Busch Entertainment Corporation (“Busch”) materials that contain embodiments, derivations, adaptations or versions of the elements of the copyrights, trademarks and other intellectual property associated with “Sesame Street.” “Works” shall mean all such materials including all versions and all works of progress relating to such materials. Contributor hereby agrees that all Works furnished to Busch by Contributor, working either individually or in collaboration with others, shall be a work-made-for-hire under the U.S. Copyright Laws and Busch shall be considered the author of the Works for purposes of copyright. In the event any of the Works is not a work-made-for-hire or is not a copyrightable subject matter, Contributor hereby irrevocably assigns to Busch exclusively all of Contributor’s right, title and interest in and to the Works, for use in any and all media, now known or hereafter created, and for any and all purposes in perpetuity throughout the world. Contributor hereby waives any claim to so-called “moral rights” or rights of “droit moral” that Contributor may have now or in the future in any jurisdiction with respect to the Works. Contributor agrees to execute all documents and to take all steps as Busch or its assignee finds appropriate to evidence Busch or its assignee’s rights in the Works. This paragraph shall survive any termination of this agreement.

EXHIBIT G

PROVISIONS FOR MANUFACTURER’S AGREEMENTS

Provisions for agreement between Licensee and Licensee’s Manufacturers (“Manufacturer’s Agreement”):

Manufacturer shall acknowledge Sesame Workshop’s ownership of all right, title and interest in the SW Materials. Manufacturer shall execute all documents and take all steps reasonably requested by Licensee or Sesame Workshop to evidence Sesame Workshop’s rights.

Manufacturer shall agree that it will manufacture the Licensed Products only as expressly directed by Licensee and in satisfaction of all requirements of Licensee including compliance with laws and inclusion of legal notices.

The Manufacturer’s Agreement shall automatically terminate, and all rights of Manufacturer in connection with the SW Materials, shall end upon expiration or termination of the license agreement between Sesame Workshop and Licensee.

Upon expiration or termination of the Manufacturer’s Agreement, Manufacturer shall deliver to Licensee all materials that belong to Sesame Workshop.

Manufacturer’s rights shall not be assignable or transferable to any third party.

EXHIBIT H

MANUFACTURING OBLIGATIONS

Pursuant to subparagraph 9.01(k) of the License Agreement, with respect to the Acquired Licensed Products, Sesame Workshop shall ensure that Sesame Workshop itself and all manufacturers and third parties licensed by Sesame Workshop shall at all times comply with the manufacturing obligations set forth herein. Pursuant to subparagraph 9.02(m) of the License Agreement, with respect to the Developed Licensed Products, Licensee shall ensure that all manufacturers and third parties used by Licensee shall at all times comply with the manufacturing obligations set forth herein. As used herein “Responsible Party” shall mean either Sesame Workshop or Licensee, as the case may be, and “Licensed Products,” when referring to Sesame Workshop as the Responsible Party, shall mean the Acquired Licensed Products, and when referring to Licensee as the Responsible Party, shall mean the Developed Licensed Products.

PART I - COVENANTS

A. Responsible Party covenants on behalf of Responsible Party’s own manufacturing facilities, if any, and agrees to require all third-party manufacturers of Licensed Products retained by Responsible Party (“Manufacturers”), to comply with all applicable laws, statutes, regulations and ordinances (“Laws”) pertaining to the manufacturing, packaging or distribution of the Licensed Products. “Responsible Party’s own manufacturing facilities” includes wholly owned, partially owned and affiliated facilities. “Manufacturers” will include any contractor or supplier engaged in a manufacturing process, including cutting, sewing, assembling and packaging of a finished product or a component of a finished product.

B. Responsible Party covenants on behalf of Responsible Party’s own manufacturing facilities, if any, and agrees to require each of its Manufacturers to agree in writing, to perform the obligations set forth below in sub-sections (1) through (9).

1. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, not to use child labor in the manufacturing, packaging or distribution of Licensed Products. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case shall any child younger than fifteen (15) years of age (or fourteen (14) years of age where local law allows) be employed in the manufacturing, packaging or distribution of Licensed Products. Responsible Party and Manufacturers employing young persons who do not fall within the definition of “child” agree to comply with any Laws applicable to such persons.

2. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, only to employ persons whose presence is voluntary, and not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

3. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, to treat each employee with dignity and respect, and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

4. Unless required by applicable Laws to accord special favorable treatment to a specific group of employees, Responsible Party agrees, and covenants to require each of its Manufacturers to agree, not to discriminate in hiring and in employment practices, including salary, benefits, advancement, discipline, termination, or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

5. Responsible Party recognizes that wages are essential to meeting employees’ basic needs. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, to comply, at a minimum, with all applicable wage and hour Laws, including minimum wage, overtime, maximum hours, piece rates and other elements of compensation, and to provide legally mandated benefits. If local Laws do not provide for overtime pay, Responsible Party agrees, and covenants to require each of its Manufacturers to agree, to pay at least regular wages for overtime work. Except in extraordinary business circumstances, Responsible Party and the Manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, that, where local industry standards are higher than applicable legal requirements, they will meet the higher standards.

6. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, to provide employees with a safe and healthy workplace in compliance with all applicable laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. Responsible Party also agrees, and covenants to require each of its Manufacturers to agree, to ensure that the same standards of health and safety are applied in any housing they provide for employees.

7. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, to respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable Laws.

8. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, to comply with all applicable environmental Laws.

9. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, that Sesame Workshop or Licensee, as the case may be, and its designated agents (including third parties) may engage in monitoring activities to confirm compliance with the provisions of this Exhibit, including unannounced on-site inspections of manufacturing, packaging and distribution facilities, and employer-provided housing. Such inspections may include reviews of books and records relating to employment matters and private interviews with employees. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, to maintain on site all documentation necessary to demonstrate compliance with the provisions of this Exhibit.

C. In addition to the specific covenants set forth in Sections A and B, Responsible Party agrees to develop, implement and maintain procedures to evaluate and monitor Responsible Party’s own manufacturing facilities and the facilities of each of its Manufacturers, including but not limited to, unannounced on-site inspections of manufacturing, packaging and distribution facilities and employer-provided housing, reviews of books and records relating to employment matters and private interviews with employees of Responsible Party and its Manufacturers.

D. Responsible Party agrees, and covenants to require each of its Manufacturers to agree, to take appropriate steps to ensure that the provisions of this Exhibit are communicated to all employees, including the prominent posting of a document incorporating the provisions of this Exhibit in the local language and in a place readily accessible to employees at all times. Moreover, Responsible Party agrees to formally communicate the provisions of this Exhibit (in the applicable local language) to senior officers, managers and employees of both the company and its applicable manufacturing facilities, and Manufacturers.

E. Responsible Party shall establish and maintain a monitoring plan that sets forth Responsible Party’s internal and independent external monitoring programs in accordance with the requirements of Section I below, and consisting of the agreement of the Responsible Party to undertake in good faith to implement a system of monitoring compliance with the provisions of this Exhibit, including utilizing independent accredited external monitors.

F. Internal and external monitoring shall involve the periodic verification that the provisions of this Exhibit are being met by Responsible Party and its Manufacturers in connection with the manufacture, packaging and distribution of Licensed Products.

G. Internal monitoring will be conducted by employees of Responsible Party who shall be provided training on a regular basis about the workplace standards and applicable local and international law, as well as about effective monitoring practices, so as to enable such monitors to be able to assess compliance with the provisions of this Exhibit.

H. External monitoring will be conducted by independent external monitors accredited by industry associations, NGOs, human rights or labor organizations.

I. Internal and external unannounced monitors will conduct comprehensive unannounced inspections of the Responsible Party’s and Manufacturers’ factories to the extent necessary or desirable to give an appropriate sample for determining compliance with the provisions of this Exhibit. Such monitoring activities will be consistent with best practices of accredited external monitors, and will include, at minimum, the following monitoring activities:

1. Verify that Responsible Party and Manufacturers’ employees have been informed about the workplace standards orally, through the posting of standards in a prominent place (in the local languages spoken by employees and managers) and through other educational efforts.

2. Conduct independent audit, on a confidential basis, of an appropriate sampling of production records and practices and wage, hour, payroll and other employee records and practices of Responsible Party and Manufacturers’ factories in order to determine compliance with the provisions of this Exhibit.

3. Conduct periodic confidential interviews, in a manner appropriate to the culture and situation, with a random sampling of Responsible Party and Manufacturers’ employees (in their local languages) to determine employee perspective on compliance with the workplace standards.

4. Work, where appropriate, with Responsible Patty and Manufacturers’ factories to correct instances of noncompliance with the provisions of this Exhibit.

J. Responsible Party shall report to Sesame Workshop or Licensee, as the case may be, each instance of “Non-compliance.” “Noncompliance” shall mean any significant and/or persistent pattern of noncompliance, or any individual incident of serious noncompliance, with the provisions of this Exhibit, either as determined by internal or external monitoring or as alleged by any third party. Each report shall include:

1. a description of the monitoring conducted which led to the discovery of the Noncompliance;

2. a description of the Noncompliance;

3. a description of the remedial steps taken by Responsible Party in response to instances or allegations of Noncompliance; and

4. a description of remedial actions taken by Responsible Party to prevent the recurrence of such Noncompliance or alleged Noncompliance.

K. If any Manufacturer fails to pass a compliance inspection, and thereafter fails requirements to remedy the cited failure(s), or if the Manufacturer otherwise breaches its obligations to perform its services in accordance herewith, the Manufacturer will be terminated immediately by Responsible Party, and Responsible Party shall not thereafter use such Manufacturer to manufacture Licensed Products, components, or related items.

L. If a reputable industry organization or NGO conducting activities in the industry in which Responsible Party operates institutes a program for the enforcement of fair labor practices like the ones set forth in the provisions of this Exhibit, and such program provides for the certification of brands of goods as manufactured in accordance with such fair labor practices, then Responsible Party agrees that it will apply for such certification for the brands associated with the Licensed Products at the earliest opportunity, but in no event later than the time at which Responsible Party seeks such certification for any house-brands or other licensed brands.

The following provisions shall apply solely to Licensee with respect to Developed Licensed Products only:

PART II - TERMINATION

Without prejudice to any other rights or remedy available to Sesame Workshop, Sesame Workshop shall have the right at any time to terminate Licensee’s ability to manufacture and distribute Developed Licensed Products, including but not limited to any existing Developed Licensed Products and any new Developed Licensed Products if Licensee fails to comply with any of the provisions of this Exhibit or any applicable Code of Conduct and such failure is not cured within 30 days after written notice. Compliance with the provisions of this Exhibit and any applicable Code of Conduct shall mean at least the following:

(1) effective implementation by Licensee of internal and independent external monitoring programs consistent with the provisions of this Exhibit and any applicable Code of Conduct;

(2) Licensee’s termination of a manufacturer as required under Section K;

(3) timely remediation by Licensee of all instances of noncompliance; and

(4) effective implementation of procedures to prevent recurrence of Noncompliance.